Exhibit 3.4

Limited Liability Company Operating Agreement

Ottawa Acquisition LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Ottawa Acquisition LLC, an Illinois limited liability company (the “Company”), dated December 1, 2010, is entered into by AGL Resources Inc., a Georgia corporation, as sole member (the “Member”).

The Member desires to form a limited liability company pursuant to the Illinois Limited Liability Company Act, 805 Ill. Comp. Stat. Ann. 180 (2010), et seq., as amended from time to time (the “Act”).

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:

ARTICLE 1. Formation and Name.  The Company was formed upon the execution and filing with the Secretary of State of the State of Illinois, on December 1, 2010, of Articles of Organization.  The name of the Company is “Ottawa Acquisition LLC” or such other name as the Member may from time to time hereafter designate in accordance with the provisions of the Act.

ARTICLE 2. Purpose.  The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

ARTICLE 3. Powers of the Company.  Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Article 2 hereof, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.

ARTICLE 4. Registered Office.  The address of the registered office of the Company in the State of Illinois is c/o C T Corporation System, 208 South LaSalle Street, Suite 814 Chicago, Illinois 60604.  The Company may also have offices at such other places within or without the State of Illinois as the Member may from time to time designate or the business of the Company may require.

ARTICLE 5. Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Illinois are C T Corporation System, 208 South LaSalle Street, Suite 814 Chicago, Illinois 60604.

ARTICLE 6. Term.  The term of the Company (the “Term”) shall continue until terminated as provided in Article 12 hereof.

ARTICLE 7. Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year.

ARTICLE 8. Member.  The Member of the Company shall be AGL Resources Inc., a Georgia corporation.  Its address is Ten Peachtree Place NE, Atlanta, Georgia 30309.

ARTICLE 9. Management.  Subject to the terms and conditions of this Agreement, the business and affairs of the Company shall be managed by and at the direction of a manager who shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein.

ARTICLE 10. Maintenance of Books and Records.  During the Term and for a period of at least four years thereafter, the Member shall keep or cause to be kept at such address as the Member shall determine full and accurate accounts of the transactions of the Company.  Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles, which shall be the basis for the preparation of financial reports.  Such books and records shall be available for inspection and copying at reasonable times by the Member or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest in the Company.

ARTICLE 11. Officers.  The day to day functions of the Company may be performed by a person or persons appointed as an officer of the Company (each an “Officer”).  The Officers shall be comprised of the persons listed below, to hold the office listed opposite his or her name and perform the duties associated with such office until a successor shall have been named by the Member, or until his or her death, resignation or removal.

Name	Title
John W. Somerhalder, II	President
Andrew W. Evans	Executive Vice President and Chief Financial Officer
Paul R. Shlanta	Senior Vice President and Corporate Secretary

The Member, with or without cause, at any time and from time to time and for any reason, may remove any Officer and designate any other person as an Officer, to hold such office or offices as may be set forth in such designation.  Any Officer may, without penalty, resign his or her position as an Officer by giving notice to the Company.

ARTICLE 12. Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (a) the written consent of the Member, (b) the retirement, resignation, expulsion, bankruptcy or death of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company, (c) the failure to timely cure any event under Section 180/35-1(3) of the Act or (d) the entry of a decree of judicial dissolution under Section 180/35-1(4) or (5) of the Act.

ARTICLE 13. Capital Contribution and Ownership.  The Member shall hold a 100 percent ownership interest in the Company.  The Member is not required to make any capital contribution in exchange for its ownership interest.  No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose.

ARTICLE 14. Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

ARTICLE 15. Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated 100 percent to the Member.

ARTICLE 16. Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision in this Agreement to the contrary, neither the Company nor the Member on behalf of the Company may make a distribution to the Member on account of such Member’s interest in the Company if such distribution would violate the Act.

ARTICLE 17. Assignment and Transfer.  The Member may assign or transfer in whole or in part the Member’s interest.

ARTICLE 18. Admission of Substitute Member.  A person who acquires the Member’s entire interest in the Company by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

ARTICLE 19. Resignation.  The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

ARTICLE 20. Exculpation and Indemnification.

(a)
The Company shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason the fact that he or she is or was a member, officer, manager or employee of the Company, or is or was serving at the request of the Company as a director, officer, incorporator, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

(b)
Expenses incurred by such a member, officer, manager or employee, or by such a person who is or was serving at the request of the Company as a director, officer, incorporator, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.

(c)	The rights provided by or granted under this Article 20 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

(d)	The indemnification and advancement of expenses provided by or granted under this

(d)	Article 20 shall continue as to a person who has ceased to be a member, officer, manager, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

(e)
The Member may, by resolution, extend the indemnification and advancement of expenses provisions of this Article 20 to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an agent of the Company or is or was serving at the request of the Company as an agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

ARTICLE 21. Amendment.  Any amendment to this Agreement shall require the consent of the Member.

ARTICLE 22. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

ARTICLE 23. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

AGL RESOURCES INC.,
as the Sole Member

By:	/s/ Andrew W. Evans
Name:	Andrew W. Evans
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Limited Liability Company Agreement of Ottawa Acquisition LLC]